Exhibit 99.1
The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: June 6, 2006	web: www.buckle.com

Contact:	Karen B. Rhoads, Chief Financial Officer The Buckle, Inc. 308/236-8491

For Immediate Release

THE BUCKLE, INC. REPORTS QUARTERLY DIVIDEND AND
ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS

KEARNEY, NE, June 6, 2006 -- The Buckle, Inc. (NYSE: BKE) announced that at its quarterly meeting of the Board of Directors, held on June 2, 2006, the Board authorized a $.17 per share quarterly dividend payment to be paid to shareholders of record at the close of business on July 14, 2006, and payable on July 27, 2006.

The Company also announced the retirement of William D. Orr from its Board of Directors effective with the Company’s annual meeting held on June 2, 2006. Mr. Orr served as a Director for the Company since July 1, 1991. The Buckle, Inc.’s President and Chief Executive Officer, Dennis Nelson, said, “We would like to thank Bill for 15 years of service and for the many contributions he made during his tenure on our Board.”

Mr. Orr has been replaced on the Board by John P. (Jack) Peetz, whose term as a Director began June 2, 2006, upon shareholder approval. Mr. Peetz is currently the Executive Vice President and Chief Operating Officer for Crete Carrier Corporation, one of the largest privately held trucking companies in the United States, located in Lincoln, Nebraska. He has held this position since 1991 and held various other positions within the organization prior to that date. Prior to joining Crete Carrier Corporation, Mr. Peetz practiced law in Sidney, Nebraska with the firm Peetz, Peetz & Sonntag.

Year-to-date, the Company has repurchased 54,000 shares of its common stock at an average price of $40.09 per share. These shares have been repurchased pursuant to the stock repurchase program originally authorized by the Company’s Board of Directors on October 12, 2005 and then expanded by the Board on March 24, 2006. The Company has 635,600 shares remaining under the existing repurchase program.

Headquartered in Kearney, Nebraska, The Buckle, Inc. is a retailer of casual apparel, footwear and accessories for young men and women. It currently operates 344 retail stores in 38 states.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995; All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

News releases and other information about The Buckle, Inc., can be found on the Internet at www.buckle.com